EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Preliminary Unaudited Results for Its Fourth Quarter and Fiscal Year Ended September 30, 2008

ALBUQUERQUE, New Mexico, December 11, 2008 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced preliminary unaudited financial results for its fourth quarter and fiscal year ended September 30, 2008.

Fiscal Year 2008:

For the fiscal year ended September 30, 2008, consolidated revenue increased by $69.7 million, or 41%, to $239.3 million from $169.6 million as reported in the prior year. International revenue increased by $48.8 million, or 107%, to $94.4 million from $45.6 million when compared to the prior year. Both of the Company’s reporting segments experienced an increase in annual revenue when compared to the prior year.

Annual revenue for the Fiber Optics segment increased by $60.9 million, or 55%, to $171.3 million from $110.4 million as reported in the prior year. The increase in Fiber Optics annual revenue was primarily due to incremental revenues associated with the growth of the Company’s parallel optical transceiver business and acquisitions completed during the year, which added approximately $41.6 million of revenue in fiscal 2008.  In February and April 2008, EMCORE acquired the telecom, datacom, and optical cable interconnects-related assets of Intel Corporation’s Optical Platform Division (the “Intel Acquisitions”).  On an annual basis, Fiber Optics revenue represented 72% and 65% of the Company's total consolidated revenue for fiscal 2008 and 2007, respectively.

Annual revenue for the Photovoltaics segment increased by $8.8 million, or 15%, to $68.0 million from $59.2 million as reported in the prior year. The increase in Photovoltaics annual revenue was primarily due to EMCORE’s recently launched concentrating photovoltaic (CPV) terrestrial-based components (solar cells and receivers) and solar power systems products. U.S. government contract revenue decreased by $8.8 million, or 43%, to $11.6 million from $20.4 million, as reported in the prior year, due to the termination of engineering and manufacturing contracts.  On an annual basis, Photovoltaics revenue represented 28% and 35% of the Company's total consolidated revenue for fiscal 2008 and 2007, respectively.

For the fiscal year ended September 30, 2008, consolidated gross profit decreased by $0.5 million, or 2%, to $29.9 million from $30.4 million as reported in the prior year. Consolidated gross margins decreased from 17.9% in fiscal 2007 to 12.5% in fiscal 2008. On a segment basis, annual Fiber Optics gross margins increased from 18.4% to 20.7% which was primarily due to increased revenue which provided a greater base on which to allocate certain fixed costs, benefits associated from the use of contract manufacturers and better utilization of our China manufacturing facility.  Gross margins also increased due to the implementation of certain cost reduction initiatives and improved efficiencies driven by facility consolidations.  Our Fiber Optics segment also incurred approximately $5.4 million in expenses related to inventory write-downs and product warranty accruals in fiscal 2008.  Annual Photovoltaics gross margins decreased from 17.0% in fiscal 2007 to a negative 8.3% in fiscal 2008 due to significant project losses on several initial CPV solar power systems installation projects, which was primarily the result of higher than expected material, freight and installation costs.  Our Photovoltaics segment also incurred approximately $13.5 million in expenses related to inventory write-downs, contract losses, and product warranty accruals associated with our CPV-related business in fiscal 2008.

•
On a non-GAAP basis, consolidated gross profit was $48.8 million and consolidated gross margins were 20.4% in fiscal 2008. On a segment basis, annual Fiber Optics gross margins were 23.9% and annual Photovoltaics gross margins were 11.6% in fiscal 2008.  Specific non-recurring inventory write-downs, contract losses, and product warranty accruals were excluded from gross profit to report on a non-GAAP basis.  See “Use of Non-GAAP Measures” and reconciliations provided in this press release pursuant to the requirements of Regulation G.

For the fiscal year ended September 30, 2008, selling, general, and administrative (SG&A) expenses decreased by $14.2 million, or 25%, to $43.6 million from $57.8 million as reported in the prior year. As a percentage of revenue, SG&A expenses decreased from 34.1% to 18.2%.  The decrease in annual SG&A expenses was primarily due to a reduction of non-recurring legal and professional fees of approximately $17.4 million associated with the Company’s review of historical stock option grants and patent litigation in fiscal 2007.  In fiscal 2008, approximately $7.6 million of SG&A was related to the Intel Acquisitions with $2.2 million related to Intel Corporation’s transition services agreement (TSA) charges associated with the Intel Acquisitions.

For the fiscal year ended September 30, 2008, research and development (R&D) expenses increased by $9.5 million, or 32%, to $39.5 million from $30.0 million as reported in the prior year.  As a percentage of revenue, R&D expenses decreased from 17.7% to 16.5%.  In fiscal 2008, approximately $8.1 million of the increase in R&D expenses was related to the Intel Acquisitions with $2.6 million related to Intel TSA charges.

Total operating expenses for the fiscal year ended September 30, 2008 decreased by $4.5 million, or 5%, to $83.3 million from $87.8 million as reported in the prior year.  Fiscal 2008 operating expenses included $4.8 million of non-recurring Intel TSA charges and an increase of $0.9 million related to stock-based compensation expense.  As of September 2008, the Intel TSA expired and no TSA expense will be incurred in fiscal 2009.

For the fiscal year ended September 30, 2008, our operating loss decreased by $4.1 million, or 7%, to $53.4 million from $57.5 million as reported in the prior year.

•	On a non-GAAP basis, our operating loss was $25.3 million in fiscal 2008.

Non-operating income recognized during fiscal 2008 includes a gain of $7.4 million from the sale of preferred stock and warrants of WorldWater & Solar Technologies Corporation.  Interest income totaled $0.9 million, a decrease of $3.2 million from $4.1 million of interest income reported in the prior year.  This reduction was primarily due to lower average cash, cash equivalents and investment balances when compared to the prior year.

Non-operating expenses during fiscal 2008 included a decrease in interest expense of $3.4 million, when compared to the prior year, due to the February 2008 conversion of the Company’s convertible subordinated notes to equity.  Fiscal 2008 also included a loss totaling $4.7 million related to the conversion of the convertible subordinated notes into equity and $4.3 million in stock-based compensation expense related to the modification of stock options held by terminated employees in December 2007.  Further impacts on non-operating expenses included an impairment charge totaling $0.5 million relating to the decline in the market value of the Company’s investment in Lightron Corporation, a Korean public company and contract manufacturer, a $1.0 million charge related to the write off of the Company’s investment in Velox Corporation, a private company, a $1.1 million charge associated with disposed fixed assets, and $0.7 million in foreign exchange losses associated with the Company’s operating activities in Spain, China, and the Netherlands.

The Company’s net loss increased by $0.3 million, or 0.5%, to $59.0 million in fiscal 2008 from $58.7 million in fiscal 2007.  This represents a reduction in net loss per share of $0.28 from $1.15 net loss per share reported in the prior year to a $0.87 net loss per share for the fiscal year ended September 30, 2008.

•	On a non-GAAP basis, the Company’s net loss was $27.1 million with a net loss per share of $0.40 in fiscal 2008.

Fourth Quarter 2008:

For the fourth quarter ended September 30, 2008, consolidated revenue increased by $13.6 million, or 29%, to $60.6 million from $47.0 million as reported in the same period last year.

Quarterly Fiber Optics segment revenue increased by $14.9 million, or 48%, to $46.1 million from $31.2 million as reported in the same period last year.   The increase in Fiber Optics revenue was primarily due to the Intel Acquisitions, which added approximately $16.3 million of revenue in the fourth quarter of fiscal 2008.  Fiber Optics revenue represented 76% and 66% of the Company's total consolidated fourth quarter revenue for fiscal 2008 and 2007, respectively.

Quarterly Photovoltaics revenue decreased by $1.3 million, or 8%, to $14.5 million from $15.8 million as reported in the same period last year.  The decrease in U.S government contract revenue of approximately $5.3 million offset the increase in Photovoltaics revenue from space and terrestrial CPV-related product sales. Photovoltaics revenue represented 24% and 34% of the Company's total consolidated fourth quarter revenue for fiscal 2008 and 2007, respectively.

For the fourth quarter ended September 30, 2008, consolidated gross profit decreased by $8.8 million, or 106%, to a negative $0.5 million from $8.3 million as reported in the same period last year.  Compared to the prior year, consolidated gross margins for the fourth quarter decreased from 17.4% to a negative 0.8%.  On a segment basis, fourth quarter gross margins for Fiber Optics decreased from 17.4% in the fourth quarter of fiscal 2007 to 8.9% in the fourth quarter of fiscal 2008 which was primarily due to significant inventory valuation write-downs in the fourth quarter.  Our Fiber Optics segment also incurred approximately $5.4 million in expenses related to inventory write-downs and product warranty accruals in fourth quarter fiscal 2008.  Fourth quarter gross margins for the Photovoltaics segment decreased from 17.3% as reported in the same period last year to a negative 31.6% in the fourth quarter of fiscal 2008 due to approximately $6.9 million of inventory write-downs and product warranty accruals associated with our CPV-related business.

•
On a non-GAAP basis, consolidated gross profit was $11.7 million and consolidated gross margins were 19.4% in the fourth quarter of fiscal 2008. On a segment basis, Fiber Optics gross margins for the fourth quarter were 20.5% and Photovoltaics gross margins were 15.8% in fourth quarter.

For the fourth quarter ended September 30, 2008, SG&A expenses decreased by $9.0 million, or 55%, to $7.6 million from $16.6 million as reported in the same period last year. As a percentage of revenue, quarterly SG&A expenses decreased from 35.4% to 12.5%.  The decrease in quarterly SG&A expenses was primarily due to a reduction of non-recurring legal and professional fees of approximately $3.3 million, a reduction in severance and restructuring expenses of approximately $1.1 million, and the reversal of certain incentive compensation and tax accruals of approximately $5.2 million.  During the fourth quarter of fiscal 2008, SG&A expenses included $3.0 million related to the Intel Acquisitions of which $0.6 million was related to non-recurring Intel TSA charges.

For the fourth quarter ended September 30, 2008, R&D expenses increased by $3.2 million, or 39%, to $11.4 million from $8.2 million as reported in the same period last year.  As a percentage of revenue, R&D expenses increased from 17.4% to 18.7% primarily due to approximately $3.8 million of R&D expenses related to the Intel Acquisitions, of which $0.4 million was related to non-recurring Intel TSA charges.

Operating expenses for the fourth quarter ended September 30, 2008 decreased by $5.7 million, or 23%, to $19.1 million from $24.8 million as reported in the same period last year.  The decrease in year-over-year fourth quarter operating expenses was due to a reduction of non-recurring legal and professional fees, a reduction in severance and restructuring expense, and the reversal of certain incentive compensation and tax accruals.  Fiscal 2008 operating expenses included $1.0 million of non-recurring Intel TSA charges and an increase of $1.1 million related to stock-based compensation expense.

For the fourth quarter ended September 30, 2008, our operating loss increased by $3.1 million, or 19%, to $19.7 million from $16.6 million as reported in the same period last year.

•	On a non-GAAP basis, our operating loss was $8.1 million in the fourth quarter of 2008.

Non-operating income recognized in the fourth quarter includes the sale of preferred stock and warrants of WorldWater & Solar Technologies Corporation which resulted in a gain on the sale totaling $3.7 million.  Non-operating expenses incurred in the fourth quarter included a $1.5 million impairment charge related to certain investments in Velox Corporation, a private company, and Lightron Corporation, a Korean public company and contract manufacturer, a $1.0 million charge associated with disposed fixed assets, and a $1.0 million in foreign exchange losses associated with the Company’s activities in Spain, China, and the Netherlands.

The Company’s net loss increased by $1.9 million, or 10.9%, to $19.4 million in the fourth quarter of fiscal 2008 compared with $17.5 million as reported in the same period last year.  This represents a reduction in net loss per share of $0.09 from $0.34 net loss per share reported in the same period last year to a $0.25 net loss per share for the fourth quarter ended September 30, 2008.

•	On a non-GAAP basis, the Company’s net loss was $9.0 million in the fourth quarter of fiscal 2008 with a net loss per share of $0.12 in the period ended September 30, 2008.

Order Backlog:

As of September 30, 2008, we had an order backlog of approximately $56.3 million.  Our order backlog is defined as purchase orders or supply agreements accepted by the Company with expected product delivery and / or services to be performed within the next twelve months.  The September 30, 2008 order backlog is comprised of $35.2 million related to our Photovoltaics segment and $21.1 million related to our Fiber Optics segment.

Liquidity:

At September 30, 2008, cash, cash equivalents, available-for-sale securities and restricted cash totaled approximately $24.7 million, working capital totaled $70.5 million, and the Company had no outstanding long-term debt. As previously announced, the Company closed a $25 million secured line of credit in September 2008 with Bank of America.  Subsequent to September 30, 2008, the Company sold $1.7 million in auction rate securities that were previously restricted and entered into a settlement agreement with an investment broker to sell its remaining $1.4 million in auction rate securities by June 2010.  In addition, the Company has negotiated terms to sell its non-core equity interests for $11.4 million and is currently in negotiations to sell a minority equity position in its Photovoltaics business as an initial step towards a potential spin off of the business.

In addition, the Company has undertaken several cost cutting initiatives intended to conserve cash including a recent reduction in force of approximately 100 employees and contractors, a significant reduction in fiscal 2008 employee bonuses, the elimination of fiscal 2009 merit increases, a significant reduction in capital expenditures and a greater emphasis on improving its working capital management.

These initiatives are intended to conserve or generate cash in response to the uncertainties associated with the recent deterioration in the global economy.

Annual Report:

In conjunction with the deterioration in the macroeconomic environment and the material reduction in the market value of the Company’s publicly traded common stock, the Company is evaluating its goodwill for impairment in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 142, “Goodwill and Intangible Assets”.  The determination as to whether a write-down of goodwill is necessary involves significant judgment based on the short-term and long-term projections of the future performance of the reporting unit to which the goodwill is attributed.  To the extent that the Company incurs such impairment charge, it will be non-cash in nature.  The Company expects to complete the impairment evaluation of its goodwill and intangible assets by December 30, 2008.

As a result of the time necessary to complete this evaluation, the Company is planning to file a Form 12b-25 requesting an extension to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2008 with the Securities and Exchange Commission.

Management Discussion and Outlook:

“Fiscal 2008 was a productive year for EMCORE. During the year, we launched our new CPV terrestrial systems business and achieved significant market penetration in both CPV components and systems in the first full year of operation. As with most new technologies, we incurred significant start-up costs associated with establishing new product lines and building the required infrastructure.  However, we have now established a leading position in this emerging market and have positioned EMCORE for future growth within this segment. We also successfully completed the acquisition and integration of Intel Corporation’s Telecom, Enterprise, and Connects Cable businesses. These acquisitions have served to significantly enhance our product portfolio and expand our customer base providing increased leverage and scale within our Fiber Optics segment. Although we remain quite cautious about the current economic downturn, we believe that the Company is now well positioned in its markets and our Company remains very focused on continuing to lower our cost structure, managing our working capital and achieving profitability.  We expect the December quarter revenue to be relatively flat on a sequential quarterly basis with a significantly improved bottom line.  Fiscal 2009 revenue is expected to increase by 10% compared to fiscal 2008.” stated Hong Q. Hou, Chief Executive Officer.

Company & Quarterly Highlights:

July 25, 2008 – The Company announced that its world record Inverted Metamorphic (IMM) solar cell technology has been chosen by R&D Magazine for an R&D 100 award. This prestigious award recognizes the IMM solar cell as one of the most innovative technologies of 2008.  Developed in conjunction with the National Renewable Energy Laboratory (NREL) and the Vehicle Systems Directorate of the US Air Force Research Laboratory (AFRL), this revolutionary solar cell technology provides a platform for EMCORE’s next generation photovoltaic products for space and terrestrial solar power applications. Solar cells built using IMM technology recently achieved world record conversion efficiency of 33% used in space, and it is anticipated that efficiency levels in the 42%-45% range will be achieved when adapted for use under the 500-1500X concentrated illumination, typical in terrestrial CPV systems. Once commercialized, the CPV systems that are powered with EMCORE’s IMM based products will realize an approximately 10% to 20% reduction in the cost of power generated. EMCORE expects to begin commercializing this technology in 2009.

August 5, 2008 – The Company announced that it entered into two new supply agreements for solar cells and receivers with a total value of over $40 million. The larger of the two purchase contracts is a multi-year supply agreement for solar cells to be delivered over four years. The product to be delivered will be incorporated into CPV solar power systems developed for commercial rooftop installations as well as utility-scale solar farms. The customers placing these orders are targeting CPV deployments in the United States with a particular focus on the California market.

October 3, 2008 – The Company announced the closing of a $25 million revolving credit facility with Bank of America. The asset-backed credit facility provides for borrowings up to $25 million and can be used for working capital, letters of credit and other general corporate purposes. The credit facility, which incorporates both LIBOR and Prime-based borrowing alternatives, is subject to certain financial covenants and a borrowing base formula. The agreement matures in September 2011 and is secured by certain assets of the Company.

November 21, 2008 – The Company announced its first deployment of a CPV solar power system in China with the XinAo Group, one of China’s largest energy companies. As part of an earlier agreement, the 50 kilowatt (kW) test and evaluation system is fully installed and operational, and is producing power in accordance with specifications. EMCORE and XinAo continue to have discussions regarding the possible construction of a joint-owned plant in China to manufacture CPV systems designed and certified by EMCORE for XinAo’s innovative coal gasification project and the Chinese market.

***

EMCORE will discuss its quarterly and annual results on a conference call to be held on Thursday, December 11, 2008 at 9:00 am ET.  To participate in the conference call, U.S. callers should dial (toll free) 866-710-0179 and international callers should dial 334-323-9871. The access code for the call is 59629. A replay of the call will be available beginning December 11, 2008 at 12:00 p.m. ET until December 18, 2008 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 877-656-8905, for international callers it is 334-323-9859 and the access code is 11475443. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high–capacity fiber optic cables for high–speed data and telecommunications, cable television (CATV) and fiber–to–the–premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high–efficiency compound semiconductor–based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high–efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward–looking statements:

The information provided herein may include forward–looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward–looking statements include but are not limited to words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward–looking statements. These forward–looking statements also include, without limitation, (a) any statements or implications regarding EMCORE's ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE's financial performance, (ii) EMCORE's ability to reduce operating expenses associated with its recent acquisitions (iii) EMCORE's continued leadership in technology and manufacturing in its markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the first quarter of fiscal 2009 or expected revenues from recent and anticipated acquisitions. These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the impact on EMCORE, its customers and its suppliers of the current worldwide economic crisis; (b) EMCORE's cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (c) EMCORE may encounter difficulties in integrating its recent acquisitions and as a result may sustain increased operating expenses, delays in commercializing new products, production difficulties associated with transferring products to EMCORE's manufacturing facilities and disruption of customer relationships (d) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors (e) the fact that EMCORE’s audit has not yet been completed and may, when completed, result in material adverse changes in the Company’s results for its 2008 fiscal year not mentioned in this release; (f) EMCORE may not be successful in undertaking the steps it currently plans in order to increase its liquidity; and (g) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward–looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward–looking statements.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the fourth quarter and fiscal year ended September 30, 2008 and 2007
(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended September 30,		Fiscal Year Ended September 30,
	2008	2007	2008	2007

Revenue	$60,635	$46,984	$239,303	$169,606
Cost of revenue	61,137	38,786	209,408	139,238
Gross (loss) profit	(502)	8,198	29,895	30,368

Operating expenses:
Selling, general, and administrative	7,565	16,646	43,597	57,844
Research and development	11,351	8,173	39,483	29,980
Impairment of intellectual property	233	-	233	-
Total operating expenses	19,149	24,819	83,313	87,824

Operating loss	(19,651)	(16,621)	(53,418)	(57,456)

Other expense (income):
Interest income	(84)	(577)	(862)	(4,120)
Interest expense	-	1,209	1,580	4,985
Loss from conversion of subordinated notes	-	-	4,658	-
Loss from early redemption of convertible subordinated notes	-	-	-	561
Stock-based compensation expense from tolled options	-	-	4,316	-
Gain from insurance proceeds	-	-	-	(357)
Gain from sale of WWAT investment	(3,692)	-	(7,384)	-
Impairment of investments	1,461	-	1,461	-
Loss on disposal of equipment	978	210	1,064	210
Foreign exchange loss (gain)	1,048	(1)	746	(13)
Total other expense (income)	(289)	841	5,579	1,266

Net loss	$(19,362)	$(17,462)	$(58,997)	$(58,722)

Per share data:
Basic and diluted per share data:
Net loss	$(0.25)	$(0.34)	$(0.87)	$(1.15)

Weighted-average number of basic and diluted shares outstanding	77,734	51,081	67,568	51,001

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of September 30, 2008 and September 30, 2007
(in thousands)
(unaudited)

	As of September 30, 2008	As of September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$18,227	$12,151
Restricted cash	1,854	1,538
Available-for-sale securities	2,679	29,075
Accounts receivable, net	60,313	38,151
Receivable, related party	-	332
Income tax receivable	130	-
Inventory, net	64,617	29,205
Prepaid expenses and other current assets	6,970	4,350

Total current assets	154,790	114,802

Property, plant, and equipment, net	83,278	57,257
Goodwill	76,071	40,990
Other intangible assets, net	34,747	5,275
Investments in unconsolidated affiliates	8,240	14,872
Available-for-sale securities, non-current	1,400	-
Long-term restricted cash	569	-
Other non-current assets, net	740	1,540

Total assets	$359,835	$234,736

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,266	$22,685
Accrued expenses and other current liabilities	31,390	28,776
Income tax payable	594	137

Total current liabilities	84,250	51,598

Convertible subordinated notes	-	84,981

Total liabilities	84,250	136,579

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 200,000 shares authorized, 77,920 shares issued and 77,761 outstanding at September 30, 2008; 51,208 shares issued and 51,049 shares outstanding at September 30, 2007	680,020	443,835
Accumulated deficit	(402,901)	(343,578)
Accumulated other comprehensive loss	549	(17)
Treasury stock, at cost; 159 shares	(2,083)	(2,083)

Total shareholders’ equity	275,585	98,157

Total liabilities and shareholders’ equity	$359,835	$234,736

Use of Non-GAAP Measures

EMCORE provides non–GAAP gross profit, non-GAAP operating expenses, non–GAAP operating loss, and non–GAAP net loss as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non–GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non–GAAP measures are useful to investors for financial analysis. In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one–time items such as specific non-recurring inventory write-downs, contract losses, and warranty accruals, patent litigation–related charges, charges associated with our review of historical stock option grants, specific non-recurring acquisition-related expenses, impairment charges and severance and restructuring–related expenses because these items would make results less comparable between periods. Management believes adjusting for stock–based compensation expense is appropriate, as it is a non–cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non–GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non–GAAP financial information. However, non–GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non–GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non–GAAP financial measures. These non–GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non–GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non–GAAP financial measures to their most comparable GAAP financial measures.

Non–GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non–GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non–GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

EMCORE CORPORATION Non-GAAP Table Non-recurring Expenses in Gross Profit Unaudited (in thousands)	Fourth Quarter Ended September 30, 2008
	Fiber Optics	Photovoltaics	Total

Specific Non-recurring Expenses:
Non-cash inventory valuation write-downs	$5,155	$4,498	$9,653
Non-cash product warranty accruals	205	2,387	2,592

Total	$5,360	$6,885	$12,245

EMCORE CORPORATION Non-GAAP Table Non-recurring Expenses in Gross Profit Unaudited (in thousands)	Fiscal Year Ended September 30, 2008
	Fiber Optics	Photovoltaics	Total

Specific Non-recurring Expenses:
Non-cash inventory valuation write-downs	$5,155	$6,998	$12,153
Non-cash product warranty accruals	205	2,387	2,592
CPV system-related project losses	-	4,119	4,119

Total	$5,360	$13,504	$18,864

EMCORE CORPORATION Non-GAAP Table Operating Expenses from recurring operations Unaudited (in thousands)	Fourth Quarter Ended September 30, 2008	Fiscal Year Ended September 30, 2008

Operating expenses – as reported	$19,149	$83,313
Adjusted Expenses:
Non-cash stock-based compensation expense	(1,796)	(5,443)
Intel TSA non-recurring expense	(982)	(4,816)
Reversal of certain incentive compensation accruals	2,250	2,250
Reversal of certain tax accruals	2,940	2,940
Severance and restructuring-related expense	(274)	(689)
Non-cash impairment charge	(233)	(233)
Non-recurring legal (expense) benefit	1,442	234
Stock option restatement-related (expense) benefit	214	380
Non-cash reserve for doubtful accounts	(2,118)	(2,322)

Operating expenses – Non-GAAP	$20,592	$75,614

EMCORE CORPORATION Non-GAAP Table Operating Loss from recurring operations Unaudited (in thousands)	Fourth Quarter Ended September 30, 2008	Fiscal Year Ended September 30, 2008

Operating loss – as reported	$(19,651)	$(53,418)
Adjusted Expenses:
Non-cash stock-based compensation expense	2,572	6,962
Intel TSA non-recurring expense	982	4,816
Reversal of certain incentive compensation accruals	(2,250)	(2,250)
Reversal of certain tax accruals	(2,940)	(2,940)
Severance and restructuring-related expense	274	689
Non-cash impairment charge	233	233
Non-recurring legal expense (benefit)	(1,442)	(234)
Stock option restatement-related expense (benefit)	(214)	(380)
Non-cash reserve for doubtful accounts	2,118	2,322
Non-cash inventory valuation write-downs	9,653	12,153
Non-cash product warranty accruals	2,592	2,592
CPV system-related project losses	-	4,119

Operating loss – Non-GAAP	$(8,073)	$(25,336)

Operating loss per basic and diluted share – Non-GAAP	$(0.10)	$(0.37)

EMCORE CORPORATION Non-GAAP Table Net Loss from recurring operations Unaudited (in thousands)	Fourth Quarter Ended September 30, 2008	Fiscal Year Ended September 30, 2008

Net loss – as reported	$(19,362)	$(58,997)
Adjusted Expenses:
Non-cash stock-based compensation expense	2,572	6,962
Intel TSA non-recurring expense	982	4,816
Reversal of certain incentive compensation accruals	(2,250)	(2,250)
Reversal of certain tax accruals	(2,940)	(2,940)
Severance and restructuring-related expense	274	689
Non-cash impairment charge	233	233
Non-recurring legal expense (benefit)	(1,442)	(234)
Stock option restatement-related expense (benefit)	(214)	(380)
Losses related to convertible subordinated notes	-	4,658
Gain on sale of WWAT investment	(3,692)	(7,384)
Impairment of investments	1,461	1,461
Foreign exchange loss (gain)	1,048	746
Stock-based compensation expense from tolled options	-	4,316
Non-cash reserve for doubtful accounts	2,118	2,322
Non-cash inventory valuation write-downs	9,653	12,153
Non-cash product warranty accruals	2,592	2,592
CPV system-related project losses	-	4,119

Net loss – Non-GAAP	$(8,967)	$(27,118)

Net loss per basic and diluted share – Non-GAAP	$(0.12)	$(0.40)

Contacts:

EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 323-3417
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com